EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
JULY 15, 2011		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES
2011 SECOND QUARTER EARNINGS RESULTS

Second Quarter 2011 Results:

For the quarter ended June 30, 2011, net income for Ames National Corporation (the Company) increased 3.8% and totaled $3,243,000, or $0.34 per share, compared to $3,126,000, or $0.33 per share, for the same period in 2010.  Net income increased primarily due to improvements in net interest income and trust department income.

Second quarter net interest income increased $419,000, or 5.7%, compared to the same quarter a year ago primarily due to earnings from a larger investment securities portfolio and lower rates on deposits, offset in part by lower rates on loans and investment securities.  The Company’s net interest margin was 3.63% for the quarter ended June 30, 2011, a decrease from 3.73% for the quarter ended June 30, 2010.

A higher level of specific reserves allocated to impaired loans and an increase in outstanding loans resulted in an increase in the provision for loan losses to $405,000 in the second quarter of 2011 as compared to $170,000 for the same period in 2010.  Net loan charge offs for the quarter ended June 30, 2011 were $56,000, compared to net loan charge offs of $2,000 for the same period in 2010.

Non-interest income for the second quarter of 2011 totaled $1,732,000 as compared to $1,612,000 for the same period in 2010.   The increase in non-interest income is primarily due to higher trust department income, offset in part by a decrease in service fees.  The increase in trust department income was due primarily to increases in the number of customer relationships and income related to improving fair values for fee based managed assets.  The decrease in service charges was primarily due to lower overdraft fees due in part to regulatory changes associated with the Dodd-Frank Act.

Non-interest expense for the second quarter of 2011 totaled $4,852,000 compared to $4,636,000 recorded in the same period in 2010.  The increase in non-interest expense can be mainly attributed to salaries and employee benefits and other real estate owned costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and employee benefit costs are due to normal salary increases and increasing incentive pay as the result of higher profitability.  The higher other real estate owned costs are due primarily to impairment write downs.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the second quarter of 2011 was 50.87%, compared to 51.51% for the same period in 2010.

Six Months 2011 Results:

For the six months ended June 30, 2011, net income for the Company increased 5.0% and totaled $6,716,000, or $0.71 per share, compared to $6,396,000, or $0.68 per share, for the same period in 2010.  Net income increased primarily due to higher net interest income and higher gain on sale of loans held for sale.

For the six months ended June 30, 2011, net interest income increased $461,000, or 3.1%, compared to the same period in 2010, due primarily to earnings from a larger investment securities portfolio and lower rates on deposits, offset in part by lower rates on loans and investment securities.  The Company’s net interest margin was 3.58% for the six months ended June 30, 2011, a decrease from 3.76% for the six months ended June 30, 2010.

The provision for loan losses was $405,000 for the six months ended June 30, 2011 compared to $494,000 for the same period in 2010.  Net loan charge offs for the six months ended June 30, 2011 were $49,000, compared to net loan charge offs of $296,000 for the same period in 2010.

Non-interest income for the six months ended June 30, 2011 totaled $3,579,000 as compared to $3,569,000 for the same period in 2010.   The higher non-interest income is primarily due to higher gain on sale of loans held for sale, offset in part by a decrease in service fees.   The increase in gain on sale of loans held for sale is due primarily to increased loan origination volume.  The decrease in service charges was primarily due to lower overdraft fees due in part to regulatory changes associated with the Dodd-Frank Act.

Non-interest expense for the six months ended June 30, 2011 totaled $9,462,000 compared to $9,169,000 recorded in the same period in 2010.  The increase in non-interest expense can be mainly attributed to higher salaries and employee benefit costs and higher other real estate owned costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and benefit costs are due primarily to normal salary increases and increasing incentive pay as the result of higher profitability.  The higher other real estate owned costs are primarily due to impairment write downs.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the six months ended June 30, 2011 was 50.37%, compared to 50.06% for the same period in 2010.

Balance Sheet Review:

As of June 30, 2011, total assets were $1,000,556,000, a $73,578,000 increase compared to June 30, 2010.  The increase in assets was primarily due to a significant increase in securities available-for-sale  and to a lesser extent loans, funded primarily by a growth in deposits.

Securities available-for-sale as of June 30, 2011 totaled $496,471,000, compared to $436,929,000 as of June 30, 2010, mainly as a result of increases in U.S. government mortgage backed securities and state and political subdivision bonds, offset in part by a decline in U.S. government agencies.

Net loans as of June 30, 2011 increased to $424,979,000 compared to $410,433,000 as of June 30, 2010, or 3.5%, mainly as a result of increases in commercial operating loans.  The allowance for loan losses on June 30, 2011, totaled $7,876,000, or 1.82% of gross loans, compared to $7,850,000 or 1.88% of gross loans as of June 30, 2010.  Impaired loans as of June 30, 2011, were $5,581,000, or 1.3% of gross loans, compared to $6,834,000, or 1.6% of gross loans as of June 30, 2010.

Other real estate owned was $10,159,000 as of June 30, 2011 which is lower than $10,630,000 as of June 30, 2010, primarily due to sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $781,775,000 on June 30, 2011, a 9.3% increase from the $715,205,000 recorded at June 30, 2010.  This increase occurred in all deposit categories except time deposits under $100,000.

The Company’s stockholders’ equity represented 13.0% of total assets as of June 30, 2011 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder’s equity was $130,277,000 as of June 30, 2011, and $118,698,000 as of June 30, 2010.

Shareholder Information:

Return on average assets was 1.28% for the quarter ended June 30, 2011, compared to 1.35% for the same period in 2010.  Return on average equity was 10.20% for the quarter ended June 30, 2011, compared to the 10.73% for the same period in 2010.  Return on average assets was 1.34% for the six months ended June 30, 2011, compared to 1.39% for the same period in 2010.  Return on average equity was 10.74% for the six months ended June 30, 2011, compared to the 11.09% for the same period in 2010.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $18.16 on June 30, 2011.   During the second quarter of 2011, the price ranged from $16.55 to $19.25.

On May 11, 2011, the Company declared a quarterly cash dividend on its common stock, payable on August 15, 2011 to stockholders of record as of August 1, 2011, equal to $0.13 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
June 30, 2011 and 2010

ASSETS	2011	2010

Cash and due from banks	$17,409,710	$16,671,320
Federal funds sold	32,000	-
Interest bearing deposits in financial institutions	28,273,377	25,357,030
Securities available-for-sale	496,471,059	436,928,802
Loans receivable, net	424,979,404	410,432,696
Loans held for sale	1,553,454	2,510,258
Bank premises and equipment, net	11,411,585	11,666,390
Accrued income receivable	6,215,233	5,918,291
Deferred income taxes	540,007	2,513,174
Other real estate owned	10,159,075	10,630,371
Other assets	3,511,492	4,350,105

Total assets	$1,000,556,396	$926,978,437

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$108,530,544	$91,706,784
NOW accounts	216,436,716	208,779,142
Savings and money market	214,625,416	179,879,101
Time, $100,000 and over	101,262,795	86,614,339
Other time	140,919,842	148,225,335
Total deposits	781,775,313	715,204,701

Federal funds purchased and securities sold under agreements to repurchase	46,820,461	50,279,602
Short-term borrowings	915,180	6,819
FHLB advances and other long-term borrowings	36,212,679	38,500,000
Dividend payable	1,226,279	1,037,620
Accrued expenses and other liabilities	3,329,092	3,251,797
Total liabilities	870,279,004	808,280,539

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,410,882 and 9,432,915 shares as of June 30, 2011 and 2010, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	80,782,828	72,024,066
Treasury stock, at cost; 22,033 shares and no shares at June 30, 2011and 2010, resepctively	(374,533)	-
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	8,352,045	5,156,780
Total stockholders' equity	130,277,392	118,697,898

Total liabilities and stockholders' equity	$1,000,556,396	$926,978,437

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income:
Loans	$5,999,888	$6,023,730	$11,740,320	$12,123,209
Securities
Taxable	1,796,068	1,770,707	3,458,537	3,598,228
Tax-exempt	1,630,994	1,429,568	3,267,959	2,795,150
Interest bearing deposits and federal funds sold	116,767	129,198	224,693	259,311

Total interest income	9,543,717	9,353,203	18,691,509	18,775,898

Interest expense:
Deposits	1,382,703	1,563,610	2,753,614	3,225,964
Other borrowed funds	354,265	402,304	732,907	805,462

Total interest expense	1,736,968	1,965,914	3,486,521	4,031,426

Net interest income	7,806,749	7,387,289	15,204,988	14,744,472

Provision for loan losses	404,788	170,416	404,788	494,214

Net interest income after provision for loan losses	7,401,961	7,216,873	14,800,200	14,250,258

Non-interest income:
Trust department income	557,156	465,298	1,071,700	996,014
Service fees	364,660	435,365	694,218	835,188
Securities gains, net	164,971	134,830	586,126	671,813
Gain on sale of loans held for sale	207,523	171,453	428,388	324,989
Merchant and ATM fees	195,623	195,137	371,494	360,524
Other	242,283	209,460	427,490	380,780

Total non-interest income	1,732,216	1,611,543	3,579,416	3,569,308

Non-interest expense:
Salaries and employee benefits	2,955,348	2,706,545	5,721,856	5,304,584
Data processing	481,003	494,681	926,818	945,645
Occupancy expenses	322,307	364,955	716,465	766,109
FDIC insurance assessments	205,754	278,109	478,496	591,466
Other real estate owned	210,935	62,954	286,730	119,307
Other operating expenses	676,957	728,405	1,331,548	1,441,477

Total non-interest expense	4,852,304	4,635,649	9,461,913	9,168,588

Income before income taxes	4,281,873	4,192,767	8,917,703	8,650,978

Income tax expense	1,038,501	1,066,761	2,201,810	2,255,372

Net income	$3,243,372	$3,126,006	$6,715,893	$6,395,606

Basic and diluted earnings per share	$0.34	$0.33	$0.71	$0.68

Declared dividends per share	$0.13	$0.11	$0.26	$0.22